Exhibit 99.1

Micron Launches $600.0 Million Offering of Convertible Senior Notes

Notes to be Net Share Settled Upon Conversion

Proceeds to be Used for Concurrent Share Repurchases, Capped Call Premiums and General Corporate Purposes

Boise, Idaho, July 20, 2011 (GLOBAL NEWS WIRE) — Micron Technology, Inc. (Nasdaq: MU) today announced that it intends to offer, subject to market and other considerations, $300.0 million aggregate principal amount of convertible senior notes due 2031 (the “2031A Notes”) and $300.0 million aggregate principal amount of convertible senior notes due 2031 (the “2031B Notes” and, together with the 2031A Notes, the “Notes”) through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this offering, Micron intends to grant the initial purchasers an over-allotment option with respect to an additional $45.0 million aggregate principal amount of 2031A Notes and an additional $45.0 million aggregate principal amount of 2031B Notes.

The terms of the Notes will require Micron to repurchase such Notes for cash on dates to be determined, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.  In addition, the terms of the Notes will permit holders to require Micron to repurchase their notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.

The Notes will be convertible, subject to certain conditions, into cash up to the principal amount of the Notes and, with respect to any excess conversion value, cash or shares of Micron common stock or a combination thereof, at Micron’s election.  The interest rate, the initial conversion price, redemption provisions and other terms of the Notes will be determined by negotiations between Micron and the initial purchasers.

In connection with the offering of the Notes, Micron plans to enter into capped call transactions with one or more counterparties, which will include some of the initial purchasers and/or their affiliates.  The capped call transactions are intended to reduce the potential dilution upon conversion of the Notes.

In connection with establishing their initial hedge of the capped call transactions, Micron expects that the counterparties will enter into various over-the-counter derivative transactions with respect to Micron’s common stock concurrently with, or shortly after, the pricing of the Notes and may unwind or enter into various over-the-counter derivatives and/or purchase Micron’s common stock in secondary market transactions following the pricing of the Notes.  These activities could have the effect of increasing or preventing a decline in the price of Micron’s common stock concurrently with or following the pricing of the Notes.  In addition, the counterparties may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Micron’s common stock in secondary market transactions prior to the maturity of the Notes (and are likely to do so on each exercise date of the capped call transactions).

Micron intends to use a portion of the net proceeds from these offerings to pay the cost of the capped call transactions entered into in connection with the offering of the Notes.  A portion of the net proceeds will be used to repurchase shares of Micron’s common stock pursuant to a Board authorized $150.0 million stock repurchase program including purchases in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Micron’s agent, subject to availability, in other privately negotiated or market transactions following the offering and the remainder will be used for general corporate purposes, including working capital, capital expenditures, and potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.